UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 27, 2014

Home Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	1-34190	71-1051785
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

503 Kaliste Saloom Road, Lafayette, Louisiana		70508
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(337) 237-1960

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Not applicable.

(e)           On January 27, 2014, Home Bank (the “Bank”), the wholly owned subsidiary of Home Bancorp, Inc. (the “Company”), entered into an employment agreement with Scott Andrew Ridley, the Bank’s Executive Vice President and Chief Banking Officer. The terms of the employment agreement with Mr. Ridley are substantially identical to the existing employment agreements with the Bank’s other executive vice presidents.

The employment agreement with Mr. Ridley has a term expiring on June 22, 2014.  At least annually, the Board of Directors of the Bank will consider whether to renew and extend the term of the agreement.  Any such renewal or extension of the agreement will be reflected in an amendment or supplement to such agreement.

The employment agreement between the Bank and Mr. Ridley is terminable with or without cause by the Bank.  The employment agreement provides that in the event of a termination of employment by the Bank other than due to cause, disability, death, retirement or in connection with a change in control of the Company or the Bank or in the event of a voluntary termination by the officer for “good reason” (which includes a change in the officer’s position, salary or duties without his consent), Mr. Ridley would be entitled to (1) an amount of cash severance which is equal to one times the amount of his base salary as of the date of termination and (2) continued participation in certain employee benefit plans of Bank, including medical and dental plans, until the earlier of 12 months or the date he receives substantially similar benefits from full-time employment with another employer.  In the event of termination of employment concurrently with or following a change in control of the Company or the Bank, including a voluntary termination for good reason, as defined, Mr. Ridley would be entitled to (1) an amount of cash severance which is equal to two times the sum of his base salary as of the date of termination plus his prior year’s bonus and (2) continued participation in certain employee benefit plans, including medical and dental plans, until the earlier of 24 months or the date he receives substantially similar benefits from another employer upon his full-time employment.  In the event his employment is terminated due to cause, death, disability or retirement, he will have no rights under the employment agreement to any compensation or benefits following the date of termination.  The employment agreement with Mr. Ridley provides that in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), payments and benefits received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by the Bank for federal income tax purposes.

The foregoing description is qualified in its entirety by reference to the employment agreement with Mr. Ridley, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

(f)            Not applicable.

Item 9.01           Financial Statements and Exhibits

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Exhibits

The following exhibits are included herewith.

Number	Description
10.1	Employment Agreement between Home Bank and Scott Andrew Ridley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOME BANCORP, INC.

Date: January 31, 2014	By:	/s/John W. Bordelon
John W. Bordelon
President and Chief Executive Officer

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